LG&E Power/DuPont End Negotiations on Power Partnership

    Fairfax, VA - LG&E Power Inc. and DuPont have ended negotiations without reaching final agreement on a plan to form a partnership that would have owned and operated power generation facilities at nine DuPont fiber manufacturing sites on the East Coast.

    "We believe the strategy of partnering with industrials to manage their energy needs on-site is clearly a viable concept," said Mike McInnis, LG&E Power senior vice president - development and marketing. "While the negotiations with DuPont did not result in a final agreement, we expect this approach will still eventually develop in the industry."

    The two companies had signed a letter of intent in February 1994 but were not able to reach mutually acceptable contract terms. LG&E Power late last year won a bid on DuPont's proposal to spin off the power generation functions at its fiber plants in North Carolina, South Carolina, Virginia, Tennessee and Delaware. The plants generate steam, chilled water and compressed air used in the fiber manufacturing process, as well as the electric power required by the energy complex.

    "Our approach to this concept has stimulated several inquiries from other major corporations," said McInnis. "We are now holding discussions with several large industrial energy users who want to pursue the benefits of having a qualified partner help them with site-based energy services."

    LG&E Power, a subsidiary of LG&E Energy Corp. in Louisville, Kentucky, is a fully integrated power project developer and wholesale power marketer with coal or natural gas fired plants in Virginia, North Carolina, New York and Maine.
It also operates for others 12 plants in Pennsylvania, Montana and California, and owns a partnership interest in wind power projects in Minnesota and California.

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